As filed with the Securities and Exchange Commission on February 23, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 22, 2011

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Suite 110, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On February 22, 2011, B&G Foods, Inc. issued a press release announcing that its Board of Directors has increased the Company’s quarterly dividend rate from $0.17 per share of common stock to $0.21 per share of common stock.  The next quarterly dividend will be payable on May 2, 2011 to shareholders of record as of March 31, 2011.

The Company also announced that its Board of Directors has authorized a stock and debt repurchase program for the repurchase of up to $25.0 million of the Company’s common stock and/or 7.625% senior notes due 2018 through March 31, 2012.  Under the authorization, the Company may purchase shares of common stock and/or senior notes from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission.

The timing and amount of stock and/or debt repurchases under the program, if any, will be at the discretion of management, and will depend on available cash, market conditions and other considerations.  Therefore, there can be no assurance as to the number of shares, if any, that will be repurchased under the repurchase program, or the aggregate dollar amount of the shares or principal amount of senior notes, if any, repurchased.  The Company may discontinue the program at any time.  Any shares or senior notes repurchased pursuant to the repurchase program will be cancelled.  As of February 22, 2011, the Company had 47,639,924 shares of common stock outstanding and $350.0 million principal amount of senior notes outstanding.

A copy of the press release issued by B&G Foods announcing the foregoing is attached to this report as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Press Release dated February 22, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: February 23, 2011	By:	/s/ Robert C. Cantwell
Robert C. Cantwell
Executive Vice President of Finance and Chief Financial Officer